Use these links to rapidly review the document

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

0.400% Senior Notes due 2023	$750,000,000	$81,825

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
File No. 333-234767

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 18, 2019)

$750,000,000

PepsiCo, Inc.

0.400% Senior Notes due 2023

         We are offering $750,000,000 of our 0.400% senior notes due 2023 (the "notes"). The notes will bear interest at a fixed rate of 0.400% per annum and will mature on October 7, 2023. We will pay interest on the notes on April 7 and October 7 of each year until maturity, beginning on April 7, 2021. We may redeem some or all of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. The notes will be unsecured obligations and rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

         Investing in the notes involves risks. See "Risk Factors" and "Our Business Risks" included in our annual report on Form 10-K for the fiscal year ended December 28, 2019, in our quarterly report on Form 10-Q for the 12 weeks ended March 21, 2020, in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 13, 2020, and in our quarterly report on Form 10-Q for the 12 and 36 weeks ended September 5, 2020.

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds, Before Expenses, to PepsiCo, Inc.(1)

Per note	99.943%	0.225%	99.718%

Total	$749,572,000	$1,687,500	$747,885,000

(1)
Plus accrued interest from October 7, 2020, if settlement occurs after that date.
(2)
The underwriters have agreed to reimburse us for certain expenses. See "Underwriting."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

         The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about October 7, 2020.

Joint Book-Running Managers

Academy Securities
CastleOak Securities, L.P.
Citigroup
Drexel Hamilton
J.P. Morgan
Loop Capital Markets
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Ramirez & Co., Inc.
Siebert Williams Shank

The date of this prospectus supplement is October 5, 2020.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (the "SEC"). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms "PepsiCo," the "Company," "we," "us," and "our" refer to PepsiCo, Inc. and its consolidated subsidiaries. Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577, and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

        Certain sections of this prospectus supplement, including the documents incorporated by reference herein, contain statements reflecting our views about our future performance that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as "aim," "anticipate," "believe," "drive," "estimate," "expect," "expressed confidence," "forecast," "future," "goal," "guidance," "intend," "may," "objective," "outlook," "plan," "position," "potential," "project," "seek," "should," "strategy," "target," "will" or similar statements or variations of such words and other similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described in "Risk Factors" and "Our Business Risks" in our annual report on Form 10-K for the fiscal year ended December 28, 2019, in our quarterly report on Form 10-Q for the 12 weeks ended March 21, 2020, in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 13, 2020, in our quarterly report on Form 10-Q for the 12 and 36 weeks ended September 5, 2020, and in any subsequent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K incorporated by reference herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. The discussion of risks included or incorporated by reference in this prospectus supplement is by no means all-inclusive but is designed to highlight what we believe are important factors to consider when evaluating our future performance.

NOTICE TO INVESTORS

        We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are offering to sell, and seeking offers to buy, the notes described in this prospectus supplement and the accompanying prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, you should not assume that the information contained herein or therein is accurate as of any date other than the date on the front of the applicable document.

PEPSICO, INC.

        PepsiCo, Inc. was incorporated in Delaware in 1919 and reincorporated in North Carolina in 1986. We are a leading global food and beverage company with a complementary portfolio of brands, including Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of convenient beverages, foods and snacks, serving customers and consumers in more than 200 countries and territories.

  Our Operations

        We are organized into seven reportable segments (also referred to as divisions), as follows:

  1)
  Frito-Lay North America (FLNA), which includes our branded food and snack businesses in the United States and Canada;

  2)
  Quaker Foods North America (QFNA), which includes our cereal, rice, pasta and other branded food businesses in the United States and Canada;

  3)
  PepsiCo Beverages North America (PBNA), which includes our beverage businesses in the United States and Canada;

  4)
  Latin America (LatAm), which includes all of our beverage, food and snack businesses in Latin America;

  5)
  Europe, which includes all of our beverage, food and snack businesses in Europe;

  6)
  Africa, Middle East and South Asia (AMESA), which includes all of our beverage, food and snack businesses in Africa, the Middle East and South Asia; and

  7)
  Asia Pacific, Australia and New Zealand and China region (APAC), which includes all of our beverage, food and snack businesses in Asia Pacific, Australia and New Zealand, and China region.

  Frito-Lay North America

        Either independently or in conjunction with third parties, FLNA makes, markets, distributes and sells branded snack foods. These foods include branded dips, Cheetos cheese-flavored snacks, Doritos tortilla chips, Fritos corn chips, Lay's potato chips, Ruffles potato chips and Tostitos tortilla chips. FLNA's branded products are sold to independent distributors and retailers. In addition, FLNA's joint venture with Strauss Group makes, markets, distributes and sells Sabra refrigerated dips and spreads.

  Quaker Foods North America

        Either independently or in conjunction with third parties, QFNA makes, markets, distributes and sells cereals, rice, pasta and other branded products. QFNA's products include Aunt Jemima mixes and syrups, Cap'n Crunch cereal, Life cereal, Pasta Roni, Quaker Chewy granola bars, Quaker grits, Quaker oatmeal, Quaker rice cakes, Quaker simply granola and Rice-A-Roni side dishes. These branded products are sold to independent distributors and retailers.

  PepsiCo Beverages North America

        Either independently or in conjunction with third parties, PBNA makes, markets and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including Aquafina, Diet Mountain Dew, Diet Pepsi, Gatorade, Mountain Dew, Pepsi, Propel, Sierra Mist and Tropicana. PBNA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea and coffee products through joint ventures with Unilever (under the Lipton brand name) and Starbucks, respectively. Further, PBNA manufactures and distributes certain brands licensed from Keurig Dr Pepper Inc., including Crush, Dr Pepper and Schweppes, and certain juice brands licensed from Dole Food Company, Inc. and Ocean Spray Cranberries, Inc. PBNA operates its own bottling plants and distribution facilities and sells branded finished goods directly to independent distributors and retailers. PBNA also sells concentrate and finished goods for our brands to authorized and independent bottlers, who in turn sell our branded finished goods to independent distributors and retailers in certain markets.

  Latin America

        Either independently or in conjunction with third parties, LatAm makes, markets, distributes and sells a number of snack food brands including Cheetos, Doritos, Emperador, Lay's, Marias Gamesa, Rosquinhas Mabel, Ruffles, Sabritas, Saladitas and Tostitos, as well as many Quaker-branded cereals and snacks. LatAm also, either independently or in conjunction with third parties, makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including 7UP, Gatorade, H2oh!, Manzanita Sol, Mirinda, Pepsi, Pepsi Black, San Carlos and Toddy. These branded products are sold to authorized bottlers, independent distributors and retailers. LatAm also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).

  Europe

        Either independently or in conjunction with third parties, Europe makes, markets, distributes and sells a number of leading snack food brands including Cheetos, Chipita, Doritos, Lay's, Ruffles and Walkers, as well as many Quaker-branded cereals and snacks, through consolidated businesses, as well as through noncontrolled affiliates. Europe also, either independently or in conjunction with third parties, makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including 7UP, Diet Pepsi, Mirinda, Pepsi, Pepsi Max and Tropicana. These branded products are sold to authorized bottlers, independent distributors and retailers. In certain markets, however, Europe operates its own bottling plants and distribution facilities. Europe also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name). In addition, Europe makes, markets, distributes and sells a number of leading dairy products including Agusha, Chudo and Domik v Derevne. Further, as part of its beverage business, Europe manufactures and distributes sparkling water makers through SodaStream International Ltd.

  Africa, Middle East and South Asia

        Either independently or in conjunction with third parties, AMESA makes, markets, distributes and sells a number of leading snack food brands including Cheetos, Chipsy, Doritos, Kurkure and Lay's, as well as many Quaker branded cereals and snacks, through consolidated businesses, as well as through noncontrolled affiliates. AMESA also makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including 7UP, Aquafina, Mirinda, Mountain Dew and Pepsi. These branded products are sold to authorized bottlers, independent distributors and retailers. In certain markets, however, AMESA operates its own bottling plants and distribution facilities. AMESA also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name).

  Asia Pacific, Australia and New Zealand and China Region

        Either independently or in conjunction with third parties, APAC makes, markets, distributes and sells a number of leading snack food brands including Cheetos, Doritos, Lay's and Smith's, as well as many Quaker branded cereals and snacks, through consolidated businesses, as well as through noncontrolled affiliates. APAC also makes, markets, distributes and sells beverage concentrates, fountain syrups and finished goods under various beverage brands including 7UP, Aquafina, Mirinda, Mountain Dew and Pepsi. These branded products are sold to authorized bottlers, independent distributors and retailers. APAC also, either independently or in conjunction with third parties, makes, markets, distributes and sells ready-to-drink tea products through an international joint venture with Unilever (under the Lipton brand name). Further, APAC licenses the Tropicana brand for use in China on co-branded juice products in connection with a strategic alliance with Tingyi (Cayman Islands) Holding Corp.

USE OF PROCEEDS

        The net proceeds to us from this offering are estimated to be approximately $748 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.

DESCRIPTION OF NOTES

General

        The notes offered hereby will initially be limited to aggregate principal amount of $750,000,000. The notes will bear interest from October 7, 2020, payable semi-annually on each April 7 and October 7, beginning on April 7, 2021, to the persons in whose names the notes are registered at the close of business on each March 24 and September 23, as the case may be (whether or not a business day), immediately preceding such April 7 and October 7. The notes will mature on October 7, 2023.

        The notes constitute a single series of debt securities to be issued under an indenture dated May 21, 2007, between us and The Bank of New York Mellon, as trustee. The indenture is more fully described in the accompanying prospectus.

        The notes are not subject to any sinking fund.

        We may, without the consent of the existing holders of the notes, issue additional notes having the same terms (except issue date, date from which interest accrues and, in some cases, the first interest payment date) so that the existing notes and the new notes form a single series under the indenture.

        The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        We may redeem some or all of the notes at any time and from time to time at the redemption prices described under "—Optional Redemption."

Defeasance

        The notes will be subject to defeasance and discharge (but not with respect to certain covenants) and to defeasance of certain covenants as set forth in the indenture. See "Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance" in the accompanying prospectus.

Optional Redemption

        The notes will be redeemable as a whole or in part, at our option at any time and from time to time prior to maturity, at a redemption price equal to the greater of

  •
  100% of the principal amount of such notes; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, plus in each case accrued and unpaid interest to the date of redemption.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (the "Remaining Term"), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Remaining Term.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means each of any four primary U.S. Government securities dealers in the United States of America selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date for the notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Notice of any redemption will be transmitted at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If fewer than all of the notes are to be redeemed, the particular notes to be redeemed, in the case of global notes, shall be selected in accordance with the procedures of DTC. In the case of physical notes in definitive form such selection shall be done by the trustee by lot. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered may be issued in the name of the holder of the note upon surrender of the original note.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

        The trustee will not be responsible for calculating the redemption price of the notes or portions thereof called for redemption.

Book-Entry System

        The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

        So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

        Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System ("Euroclear"), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

        As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

        We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

  DTC

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Clearstream

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to

Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

  Euroclear

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

  •
  transfers of securities and cash within Euroclear;

  •
  withdrawal of securities and cash from Euroclear; and

  •
  receipt of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

        Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

        Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. See "Forms of Securities" in the accompanying prospectus.

        The information in this section concerning DTC, Clearstream, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC, Clearstream and Euroclear), but we take no responsibility for the accuracy thereof.

        Neither we, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

        For other terms of the notes, see "Description of Debt Securities" in the accompanying prospectus.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following sets forth the material U.S. federal income tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to notes that meet the following conditions:

  •
  they are purchased by those initial holders who purchase notes at the "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

  •
  they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

        This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances or that are subject to special rules, such as:

  •
  tax-exempt organizations;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  dealers or traders subject to a mark-to-market method of tax accounting with respect to the notes;

  •
  certain former citizens and long-term residents of the United States;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes;

  •
  persons subject to the special tax accounting rules under Section 451 of the Code;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

  •
  persons subject to the alternative minimum tax.

        This discussion does not address any aspect of state, local or non-U.S. taxation, any taxes other than income taxes or the potential application of the Medicare contribution tax.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

        Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Payments of interest

        Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

  Sale, exchange or other taxable disposition of the notes

        Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest and taxed as described under "Payments of interest" above.

        Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

  Backup withholding and information reporting

        Information returns will be filed with the Internal Revenue Service (the "IRS") in connection with payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient. A U.S. Holder will be subject to backup withholding, currently at a rate of 24 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

  Payments on the notes

        Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

  •
  the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

        Interest on a note generally will not be exempt from withholding unless the Non-U.S. Holder properly certifies on an IRS Form W-8 appropriate to the Non-U.S. Holder's circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

        If a Non-U.S. Holder cannot satisfy the requirements described above (and is not exempt from withholding because the interest is effectively connected with a U.S. trade or business, as described below), payments of interest on the notes to such Non-U.S. Holder will be subject to 30 percent U.S. federal withholding tax, unless the Non-U.S. Holder timely provides to the applicable withholding agent a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder's circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty.

  Sale, exchange or other taxable disposition of the notes

        A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, as discussed below.

  Income or gain effectively connected with a United States trade or business

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding on interest. Such a Non-U.S. Holder should consult its tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

  Backup withholding and information reporting

        Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding at a rate of 24 percent on payments of interest on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above under "Payments on the notes" will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

        Legislation commonly referred to as "FATCA" generally imposes a withholding tax of 30 percent on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity's jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes. Under recently proposed regulations, this withholding tax will not apply to payments of gross proceeds from the sale or other disposition of the notes. The preamble to these proposed regulations states that taxpayers may rely on them pending their finalization. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. Holders, and U.S. Holders holding notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, among the underwriters and PepsiCo, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name.

Underwriter	Principal Amount of Notes
Academy Securities, Inc.	$75,000,000
CastleOak Securities, L.P.	75,000,000
Citigroup Global Markets Inc.	75,000,000
Drexel Hamilton, LLC	75,000,000
J.P. Morgan Securities LLC	75,000,000
Loop Capital Markets LLC	75,000,000
Mischler Financial Group, Inc.	75,000,000
R. Seelaus & Co., LLC	75,000,000
Samuel A. Ramirez & Company, Inc.	75,000,000
Siebert Williams Shank & Co., LLC	75,000,000

Total	$750,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.125% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.075% of the principal amount of the notes on sales to other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

        The expenses of the offering, not including the underwriting discount, are estimated to be $0.5 million and are payable by us. The underwriters have agreed to reimburse us for $0.3 million of our expenses of this offering.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities. They have received, and may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our or our affiliates' securities and/or instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area

("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of:

          (i)    a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

          (ii)   a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

          (iii)  not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the "Prospectus Regulation").

        Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

        In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

        This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Canadian purchasers are hereby notified that each of the underwriters is relying on the exemption set out in section 3A.3 of National Instrument 33-105 Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus supplement.

Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification:

        Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL OPINIONS

        The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law and by Womble Bond Dickinson (US) LLP, Research Triangle Park, North Carolina, as to North Carolina law, and for the underwriters by Jones Day, New York, New York.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of PepsiCo, Inc. as of December 28, 2019 and December 29, 2018, and for each of the fiscal years in the three-year period ended December 28, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 28, 2019, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the 12 weeks ended March 21, 2020 and March 23, 2019, the 12 and 24 weeks ended June 13, 2020 and June 15, 2019, and the 12 and 36 weeks ended September 5, 2020 and September 7, 2019, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) for a review of such information. However, their separate reports included in PepsiCo, Inc.'s quarterly reports on Form 10-Q for the quarters ended March 21, 2020, June 13, 2020 and September 5, 2020, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at http://www.sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus supplement is a part, including the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede the information contained in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities offered by this prospectus supplement and accompanying prospectus:

          (a)   Annual report of PepsiCo, Inc. on Form 10-K for the fiscal year ended December 28, 2019;

          (b)   Quarterly reports of PepsiCo, Inc. on Form 10-Q for the 12 weeks ended March 21, 2020, the 12 and 24 weeks ended June 13, 2020 and the 12 and 36 weeks ended September 5, 2020;

          (c)   Current reports of PepsiCo, Inc. on Form 8-K filed with the SEC on March 10, 2020, March 19, 2020, April 16, 2020, May 1, 2020, May 6, 2020, May 8, 2020, June 3, 2020 and July 7, 2020; and

          (d)   Definitive proxy statement of PepsiCo, Inc. on Schedule 14A filed with the SEC on March 20, 2020.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055, investor@pepsico.com.

PROSPECTUS

COMMON STOCK
DEBT SECURITIES
WARRANTS
UNITS

        We may offer from time to time common stock, debt securities, warrants or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under "Risk Factors" beginning on page 3 of this prospectus and "Risk Factors" and "Our Business Risks" included in our annual report on Form 10-K for the fiscal year ended December 29, 2018, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2019, in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2019, and in our quarterly report on Form 10-Q for the 12 and 36 weeks ended September 7, 2019.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2019.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement or in any such free writing prospectus or in any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As used in this prospectus, unless otherwise specified or where it is clear from the context that the term only means the issuer, the terms "PepsiCo," the "Company," "we," "us," and "our" refer to PepsiCo, Inc. and its consolidated subsidiaries. All references in this prospectus to "$" and "dollars" are to U.S. dollars.

i

THE COMPANY

        We were incorporated in Delaware in 1919 and reincorporated in North Carolina in 1986. We are a leading global food and beverage company with a complementary portfolio of brands, including Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. Through our operations, authorized bottlers, contract manufacturers and other third parties, we make, market, distribute and sell a wide variety of convenient beverages, foods and snacks, serving customers and consumers in more than 200 countries and territories.

        Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577 and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus or any accompanying prospectus supplement.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at http://www.sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus is a part, including the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede the information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by our registration statement, of which this prospectus forms a part:

  (a)
  Annual report of PepsiCo, Inc. on Form 10-K for the fiscal year ended December 29, 2018;

  (b)
  Quarterly reports of PepsiCo, Inc. on Form 10-Q for the 12 weeks ended March 23, 2019, the 12 and 24 weeks ended June 15, 2019, and the 12 and 36 weeks ended September 7, 2019;

  (c)
  Current reports of PepsiCo, Inc. on Form 8-K filed with the SEC on January 10, 2019, February 15, 2019 (except for the information furnished pursuant to Items 2.02 and 9.01 and in Exhibit 99.1), March 7, 2019, March 18, 2019 (two reports), May 3, 2019, June 11, 2019, July 29, 2019, October 9, 2019 and October 16, 2019; and

  (d)
  Definitive proxy statement of PepsiCo, Inc. on Schedule 14A filed with the SEC on March 22, 2019.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055, investor@pepsico.com.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, contain statements reflecting our views about our future performance that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as "aim," "anticipate," "believe," "drive," "estimate," "expect," "expressed confidence," "forecast," "future," "goal," "guidance," "intend," "may," "objective," "outlook," "plan," "position," "potential," "project," "seek," "should," "strategy," "target," "will" or similar statements or variations of such words and other similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statement. These risks and uncertainties include, but are not limited to, those described in "Risk Factors" included herein and "Risk Factors" and "Our Business Risks" in our annual report on Form 10-K for the fiscal year ended December 29, 2018, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2019, in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2019, and in our quarterly report on Form 10-Q for the 12 and 36 weeks ended September 7, 2019, and in any subsequent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K incorporated by reference herein or in any accompanying prospectus supplement. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. The discussion of risks included or incorporated by reference in this prospectus or any accompanying prospectus supplement is by no means all-inclusive but is designed to highlight what we believe are important factors to consider when evaluating our future performance.

 RISK FACTORS

        Investing in these securities involves risks. Prior to deciding to purchase any securities, prospective investors should consider carefully all of the information set forth in this prospectus and the applicable prospectus supplement, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors discussed below and under "Risk Factors" and "Our Business Risks" in our annual report on Form 10-K for the fiscal year ended December 29, 2018, in our quarterly report on Form 10-Q for the 12 weeks ended March 23, 2019, in our quarterly report on Form 10-Q for the 12 and 24 weeks ended June 15, 2019, and in our quarterly report on Form 10-Q for the 12 and 36 weeks ended September 7, 2019.

Risks Relating to Floating Rate Notes

        When a prospectus supplement offers floating rate notes, as described under "Description of Debt Securities—Floating Rate Notes," the following risk factors will apply.

         Uncertainty relating to the calculation of the U.S. dollar three-month London Interbank Offered Rate ("LIBOR") and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

        National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be "reference rates." Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the "FCA"), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021.

        At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

        If it is determined that LIBOR has been discontinued and an alternative reference rate for LIBOR is used as described in "Description of Debt Securities—Floating Rate Notes—Interest Periods and Interest Rate," PepsiCo (or our designee, each, a "Designee") may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See "Description of Debt Securities—Floating Rate Notes—Interest Periods and Interest Rate." Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on your floating rate notes that are lower than or that do not otherwise correlate over time with the payments that would have been made on the floating rate notes if published LIBOR continued to be available. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your floating rate notes, or the market liquidity and market value of your floating rate notes.

         Interest on the floating rate notes will be calculated using a Benchmark Replacement selected by PepsiCo or our Designee if a Benchmark Transition Event occurs.

        As described in detail in the section "Description of Debt Securities—Floating Rate Notes—Interest Periods and Interest Rate—Effect of Benchmark Transition Event" (the "benchmark transition provisions"), if during the term of the floating rate notes, PepsiCo (or our Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, PepsiCo (or our Designee) in its sole discretion will select a Benchmark Replacement as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment, and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination if PepsiCo (or our Designee) determines in its sole discretion they are required.

        The interests of PepsiCo (or our Designee) in making the determinations described above may be adverse to your interests as a holder of floating rate notes. The selection of a Benchmark Replacement, and any decisions made by PepsiCo (or our Designee) in connection with implementing a Benchmark Replacement with respect to the floating rate notes, could result in adverse consequences to the applicable interest rate on the floating rate notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.

         The Secured Overnight Financing Rate ("SOFR") is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the floating rate notes.

        If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the floating rate notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the floating rate notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

        The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the "NY Federal Reserve"), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the floating rate notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

        These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives

Association, Inc., or (iii) in certain circumstances, PepsiCo (or our Designee). In addition, the benchmark transition provisions expressly authorize PepsiCo (or our Designee) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the floating rate notes, which could adversely affect the return on, value of and market for the floating rate notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

        The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

        Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the floating rate notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

        The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of floating rate notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the floating rate notes and a reduction in their trading prices.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

 DESCRIPTION OF COMMON STOCK

        The following description of our common stock is based upon our Amended and Restated Articles of Incorporation, effective as of May 1, 2019 ("Articles of Incorporation"), our By-Laws, as amended and restated, effective as of January 11, 2016 ("By-Laws") and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-Laws below. The summary is not complete. The Articles of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Articles of Incorporation and By-Laws for the provisions that are important to you.

General

        Our Articles of Incorporation authorize us to issue 3,600,000,000 shares of common stock, par value one and two-thirds cents (1-2/3 cents) per share. As of September 26, 2019 there were 1,394,435,338 shares of common stock outstanding which were held of record by 110,778 shareholders.

        Voting Rights.    Each holder of a share of our common stock is entitled to one vote for each share held of record on the applicable record date on each matter submitted to a vote of shareholders. Action on a matter generally requires that the votes cast in favor of the action exceed the votes cast in opposition. A plurality vote is required in an election of the Board of Directors where the number of director nominees exceeds the number of directors to be elected.

        Dividend Rights.    Holders of our common stock are entitled to receive dividends as may be declared from time to time by PepsiCo's Board of Directors out of funds legally available therefor.

        Rights Upon Liquidation.    Holders of our common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of PepsiCo, in all remaining assets available for distribution to shareholders after payment or providing for PepsiCo's liabilities.

        Preemptive Rights.    Holders of our common stock do not have the right to subscribe for, purchase or receive new or additional common stock or other securities.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Stock Exchange Listing

        The Nasdaq Global Select Market is the principal market for our common stock, which is also listed on the SIX Swiss Exchange.

Certain Provisions of PepsiCo's Articles of Incorporation and By-Laws; Director Indemnification Agreements

        Advance Notice of Proposals and Nominations.    Our By-Laws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is generally timely if it is received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from this anniversary date, or if no annual meeting was held in the preceding year, such notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was first made. Shareholders utilizing "proxy access" must meet separate deadlines. The By-Laws also specify the form and content of a shareholder's notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

        Proxy Access.    Our By-Laws contain "proxy access" provisions which give an eligible shareholder (or a group of up to 20 shareholders aggregating their shares) that has owned 3% or more of the outstanding common stock continuously for at least three years the right to nominate the greater of two nominees and 20% of the number of directors to be elected at the applicable annual general meeting, and to have those nominees included in our proxy materials, subject to the other terms and conditions of our By-Laws.

        Special Meetings.    A special meeting of the shareholders may be called by the Chairman of the Board, by resolution of the Board or by our corporate secretary upon written request of one or more shareholders holding shares of record representing at least twenty percent in the aggregate of our outstanding common stock entitled to vote at such meeting. Any such special meeting called at the request of our shareholders will be held at such date, time and place as may be fixed by our Board, provided that the date of such special meeting may not be more than 90 days from the receipt of such request by the corporate secretary. The By-Laws specify the form and content of a shareholder's request for a special meeting.

        Indemnification of Directors, Officers and Employees.    Our By-Laws provide that unless the Board determines otherwise, we shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (including appeals), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person's testator or intestate, is or was one of our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Pursuant to our By-Laws this indemnification may, at the Board's discretion, also include advancement of expenses prior to the final disposition of such action, suit or proceeding.

        In addition, we have entered into indemnification agreements with each of our independent directors, pursuant to which we have agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys' fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of our Board, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, we will also advance all expenses, costs and other obligations (including attorneys' fees) arising out of or related to such matters. We will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with our best interests.

Certain Anti-Takeover Effects of North Carolina Law

        The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation's voting shares to approve a "business combination" with any entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned, directly or indirectly, more than 20% and is still an

"affiliate" of the corporation) unless the fair price provisions and the procedural provisions of the North Carolina Shareholder Protection Act are satisfied.

        "Business combination" is defined by the North Carolina Shareholder Protection Act as (i) any merger, consolidation or conversion of a corporation with or into any other entity, or (ii) any sale or lease of all or any substantial part of the corporation's assets to any other entity, or (iii) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value equal to or greater than $5,000,000 of any other entity.

        The North Carolina Shareholder Protection Act contains provisions that allowed a corporation to "opt out" of the applicability of the North Carolina Shareholder Protection Act's voting provisions within specified time periods that generally have expired. The Act applies to PepsiCo since we did not opt out within these time periods.

        This statute could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. It also might limit the price that certain investors might be willing to pay in the future for our shares of common stock and may have the effect of delaying or preventing a change of control of us.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture dated as of May 21, 2007 between us and The Bank of New York Mellon, as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

        The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

  •
  classification as senior or subordinated debt securities;

  •
  ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

  •
  if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

  •
  the designation, aggregate principal amount and authorized denominations;

  •
  the maturity date;

  •
  the interest rate, if any, and the method for calculating the interest rate;

  •
  the interest payment dates and the record dates for the interest payments;

  •
  any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

  •
  the place where we will pay principal and interest;

  •
  if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

  •
  whether the debt securities will be issued in the form of global securities or certificates;

  •
  the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

  •
  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  •
  any material United States federal income tax consequences;

  •
  the dates on which premium, if any, will be paid;

  •
  our right, if any, to defer payment of interest and the maximum length of this deferral period;

  •
  any listing on a securities exchange;

  •
  the initial public offering price; and

  •
  other specific terms, including any additional events of default or covenants.

Senior Debt

        Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of PepsiCo.

Subordinated Debt

        Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all "senior indebtedness" of PepsiCo. The indenture defines "senior indebtedness" as obligations or indebtedness of, or guaranteed or assumed by, PepsiCo for borrowed money whether or not represented by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

        In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

  •
  any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern PepsiCo or a substantial part of its property;

  •
  a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

  •
  the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

        If this prospectus is being delivered in connection with a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Floating Rate Notes

        When the debt securities of any U.S. dollar-denominated series bear interest at a variable or floating rate (referred to below as "floating rate notes"), unless the applicable prospectus supplement states otherwise, the following provisions will apply to the calculation of interest in respect of such floating rate notes.

  Calculation Agent

        The Bank of New York Mellon will act as calculation agent for the floating rate notes under an Amended and Restated Calculation Agency Agreement between the issuer and The Bank of New York Mellon dated as of May 10, 2011.

  Interest Payment Dates

        Interest on the floating rate notes will be payable quarterly in arrears on the interest payment dates set forth in the applicable prospectus supplement, commencing on the date set forth in the applicable prospectus supplement to the persons in whose names the notes are registered at the close of business on each record date set forth in the applicable prospectus supplement, as the case may be (whether or not a New York business day (as defined below)). If any interest payment date (other than the maturity date or any earlier repayment date) falls on a day that is not a New York business day, the payment of interest that would otherwise be payable on such date will be postponed to the next succeeding New York business day, except that if such New York business day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding New York business day. If the maturity date or any earlier repayment date of the floating rate notes falls on a day that is not a New York business day, the payment of principal, premium, if any, and interest, if any, otherwise payable on such date will be postponed to the next succeeding New York business day, and no interest on such payment will accrue from and after the maturity date or earlier repayment date, as applicable.

        A "New York business day" is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation or executive order to be closed in New York City.

  Interest Reset Dates

        The interest rate will be reset quarterly on the interest reset dates set forth in the applicable prospectus supplement, commencing on the date set forth in the applicable prospectus supplement. However, if any interest reset date would otherwise be a day that is not a New York business day, such interest reset date will be the next succeeding day that is a New York business day, except that if the next succeeding New York business day falls in the next succeeding calendar month, the applicable interest reset date will be the immediately preceding New York business day.

  Interest Periods and Interest Rate

        The initial interest period will be the period from and including the date set forth in the applicable prospectus supplement to but excluding the first interest reset date. The interest rate in effect during the initial interest period will be equal to LIBOR plus the amount set forth in the applicable prospectus supplement, determined two London business days prior to the date set forth in the applicable prospectus supplement. A "London business day" is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        After the initial interest period, the interest periods will be the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date, except that the final interest period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date. The interest rate per annum for the floating rate notes in any interest period will be equal to LIBOR plus the amount set forth in the applicable prospectus supplement, as determined by the calculation agent. The interest rate in effect for the 15 calendar days prior to any repayment date earlier than the maturity date will be the interest rate in effect on the fifteenth day preceding such earlier repayment date.

        The interest rate on the floating rate notes will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

        Upon the request of any holder of floating rate notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

        The calculation agent will determine LIBOR for each interest period on the second London business day prior to the first day of such interest period.

        LIBOR, with respect to any interest determination date, will be the offered rate for deposits of U.S. dollars having a maturity of three months that appears on Bloomberg L.P.'s page "BBAM" (or such other page as may replace that page on that service) at approximately 11:00 a.m., London time, on such interest determination date.

        If no offered rate appears on Bloomberg L.P. page "BBAM" on an interest determination date, LIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., London time, on such interest determination date at which deposits in U.S. dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by PepsiCo, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such interest determination date by three major banks in New York City, selected by PepsiCo, for loans in U.S. dollars to leading European banks, for a term of three months commencing on the applicable interest reset date and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such interest period, or, if none, the interest rate will be the initial interest rate.

        Notwithstanding the foregoing two paragraphs, if PepsiCo (or our designee, each, a "Designee") determines on or prior to the relevant interest determination date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined below) have occurred with respect to LIBOR, then the provisions set forth below under "Effect of Benchmark Transition Event," which is referred to as the "benchmark transition provisions," will thereafter apply to all determinations of the rate of interest payable on the floating rate notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the margin specified in the applicable prospectus supplement.

  Effect of Benchmark Transition Event

        Benchmark Replacement.    If PepsiCo or our Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

        Benchmark Replacement Conforming Changes.    In connection with the implementation of a Benchmark Replacement, PepsiCo (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

        Decisions and Determinations.    Any determination, decision or election that may be made by PepsiCo (or our Designee) pursuant to the benchmark transition provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in PepsiCo's (or our Designee's) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the floating rate notes, shall become effective without consent from holders or beneficial owners of the floating rate notes or any other party.

        Certain Defined Terms.    As used in the benchmark transition provisions:

        "Benchmark" means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement.

        "Benchmark Replacement" means the Interpolated Benchmark; provided that if PepsiCo (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then "Benchmark Replacement" means the first alternative set forth in the order below that can be determined by PepsiCo (or our Designee) as of the Benchmark Replacement Date:

          (1)   the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

          (2)   the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

          (3)   the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

          (4)   the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

          (5)   the sum of: (a) the alternate rate of interest that has been selected by PepsiCo (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

        "Benchmark Replacement Adjustment" means the first alternative set forth in the order below that can be determined by PepsiCo (or our Designee) as of the Benchmark Replacement Date:

          (1)   the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

          (2)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

          (3)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by PepsiCo (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

        "Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, and other administrative matters) that PepsiCo (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if PepsiCo (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if PepsiCo (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as PepsiCo (or our Designee) determines is reasonably necessary).

        "Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

          (1)   in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

          (2)   in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

        "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

          (1)   a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

          (2)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

          (3)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

        "Compounded SOFR" means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by PepsiCo (or our Designee) in accordance with:

          (1)   the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

          (2)   if, and to the extent that, PepsiCo (or our Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by PepsiCo (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

        "Corresponding Tenor" with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

        "Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

        "Interpolated Benchmark" with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

        "ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

        "ISDA Fallback Adjustment" means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

        "ISDA Fallback Rate" means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

        "Reference Time" with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by PepsiCo (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

        "Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

        "SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York's Website.

        "Term SOFR" means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

        "Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

        All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and PepsiCo.

  Accrued Interest

        Accrued interest on the floating rate notes will be calculated by multiplying the principal amount of the floating rate notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. For these calculations, the interest rate in effect on any reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding reset date or, if none, the initial interest rate.

Events of Default

        When we use the term "Event of Default" in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

          (1)   default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

          (2)   default in paying principal, or premium, if any, on the debt securities when due;

          (3)   default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

          (4)   default in the performance, or breach, of any covenant or warranty of PepsiCo in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding debt securities of the series;

          (5)   certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to PepsiCo have occurred; or

          (6)   any other Events of Default set forth in the prospectus supplement.

        If an Event of Default (other than an Event of Default specified in clause (5) with respect to PepsiCo) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 51% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

        If an Event of Default under the indenture specified in clause (5) with respect to PepsiCo occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

        After a declaration of acceleration, the holders of not less than 51% in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal, premium or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

        Holders of at least 51% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the Trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

        During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

        The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

        The indenture may be amended or modified without the consent of any holder of debt securities in order to:

  •
  evidence a succession to the Trustee;

  •
  cure ambiguities, defects or inconsistencies;

  •
  provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

  •
  make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

  •
  add guarantors with respect to the debt securities of any series;

  •
  secure the debt securities of a series;

  •
  establish the form or forms of debt securities of any series;

  •
  maintain the qualification of the indenture under the Trust Indenture Act; or

  •
  make any change that does not adversely affect in any material respect the interests of any holder.

        Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  •
  reduce the principal amount, interest or premium payable, or extend the fixed maturity, of the debt securities;

  •
  alter or waive the redemption provisions of the debt securities;

  •
  change the currency in which principal, any premium or interest is paid;

  •
  reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

  •
  impair the right to institute suit for the enforcement of any payment on the debt securities;

  •
  waive a payment default with respect to the debt securities or any guarantor;

  •
  reduce the interest rate or extend the time for payment of interest on the debt securities;

  •
  adversely affect the ranking of the debt securities of any series; or

  •
  release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

  Limitation of Liens Applicable to Senior Debt Securities

        The indenture provides that with respect to senior debt securities, unless otherwise provided in a particular series of senior debt securities, we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or causes such restricted subsidiary to secure the senior debt securities (and any of its or such restricted subsidiary's other debt, at its option or such restricted subsidiary's option, as the case may be, not subordinate to the senior debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

        These restrictions will not, however, apply to debt secured by:

  (1)
  any liens existing prior to the issuance of such senior debt securities;

  (2)
  any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

  (3)
  any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 365 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such shares (or other interests) or construction thereon;

  (4)
  any liens in favor of us or any of our restricted subsidiaries;

  (5)
  any liens in favor of, or required by contracts with, governmental entities; or

  (6)
  any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

        Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

        The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the debt securities equally and ratably with such secured debt.

        Definitions.    The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

        "Consolidated net tangible assets" means the total amount of our assets and our restricted subsidiaries' assets minus:

  •
  all applicable depreciation, amortization and other valuation reserves;

  •
  all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries' latest consolidated balance sheets prepared in accordance with U.S. generally accepted accounting principles.

        "Debt" means any indebtedness for borrowed money.

        "Principal property" means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries other than a plant, warehouse, office building or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our restricted subsidiaries taken as an entirety.

        "Restricted subsidiary" means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

        "Subsidiary" means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

        "Unrestricted subsidiary" means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors.

  Consolidation, Merger or Sale of Assets

        The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

  •
  we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

  •
  immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

  •
  we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor, and we will be released from all obligations under the indenture and under the debt securities.

        There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

        We may terminate our obligations under the indenture, when:

  •
  either:

  •
  all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

  •
  all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

  •
  we have paid or caused to be paid all other sums then due and payable under the indenture; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

  •
  the rights of holders of the debt securities to receive principal, interest and any premium when due;

  •
  our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

  •
  the rights, powers, trusts, duties and immunities of the trustee; and

  •
  the defeasance provisions of the indenture.

        In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" above will no longer constitute an event of default for that series.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the holders of the debt securities of a series:

  •
  money in an amount;

  •
  U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

    •
    a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

    in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent registered public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at the due date or maturity;

  •
  in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

  •
  in the case of covenant defeasance, we must have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

  •
  no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

  •
  the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

  •
  the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

  •
  the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

  •
  we must have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Concerning Our Relationship With the Trustee

        We and our subsidiaries maintain banking relationships with The Bank of New York Mellon, which serves as trustee under certain indentures related to other securities that we or our subsidiaries have issued.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

 DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

 FORMS OF SECURITIES

        Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of PepsiCo, the trustee, the warrant agents, the unit agents or any other agent of PepsiCo, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

 VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law, and by Womble Bond Dickinson (US) LLP, Research Triangle Park, North Carolina, as to North Carolina law.

EXPERTS

        The consolidated financial statements of PepsiCo, Inc. as of December 29, 2018 and December 30, 2017, and for each of the fiscal years in the three-year period ended December 29, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2018, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report on the effectiveness of internal control over financial reporting as of December 29, 2018 contains an explanatory paragraph that states the scope of management's assessment of the effectiveness of internal control over financial reporting excluded the internal control over financial reporting of SodaStream International Ltd. and its subsidiaries ("SodaStream"), which the Company acquired in December 2018. SodaStream's total assets and net revenue represented approximately 5% and 1%, respectively, of the consolidated total assets and net revenue of PepsiCo, Inc. as of and for the year ended December 29, 2018. KPMG's audit of internal control over financial reporting of PepsiCo, Inc. also excluded an evaluation of the internal control over financial reporting of SodaStream.

        With respect to the unaudited interim financial information for the 12 weeks ended March 23, 2019 and March 24, 2018, the 12 and 24 weeks ended June 15, 2019 and June 16, 2018, and the 12 and 36 weeks ended September 7, 2019 and September 8, 2018, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended March 23, 2019, June 15, 2019 and September 7, 2019, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$750,000,000

PepsiCo, Inc.

0.400% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Academy Securities
CastleOak Securities, L.P.
Citigroup
Drexel Hamilton
J.P. Morgan
Loop Capital Markets
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Ramirez & Co., Inc.
Siebert Williams Shank

October 5, 2020